Exhibit 99.1

R.J. Reynolds Tobacco Company
P.O. Box 2959
Winston-Salem, NC 27102

Contact:	David Howard	RJRT 2010-02
(336) 741-3489
R.J. Reynolds Tobacco Company resolves Canadian government contraband claims
Winston-Salem, N.C. – April 13, 2010 – R.J. Reynolds Tobacco Company has entered into a comprehensive settlement agreement with the Canadian federal, provincial and territorial governments to resolve all of the governments’ civil claims related to cigarette smuggling in Canada during the 1980s and 1990s.
As part of the civil settlement, R.J. Reynolds has agreed to pay the governments $325 million Canadian. Additionally, should R.J. Reynolds decide to sell tobacco products in Canada in the future, the company has agreed to adopt packaging, marking and other measures that will assist the Canadian governments in their efforts to combat the movement of contraband tobacco products in Canada.
“We are pleased to reach a resolution of this matter after more than ten years of litigation both in the United States and in Canada,” says Martin L. Holton III – senior vice president and general counsel for R.J. Reynolds. “This settlement enables us to eliminate the continuing expense, inconvenience and distraction to our core business, and the uncertainties inherent in continuing to litigate complex matters of this nature.”
R.J. Reynolds does not conduct business in the Canadian tobacco market. R.J. Reynolds and its parent company, R.J. Reynolds Tobacco Holdings, Inc., sold its international businesses, including RJR-Macdonald, Inc., its former Canadian affiliate, to Japan Tobacco Inc. in 1999.
In a separate matter, Northern Brands International, Inc., a subsidiary of R.J. Reynolds Tobacco Holdings, Inc., has entered into a plea agreement with the Ministry of the Attorney General of Ontario. As a result of its plea to one count of conspiracy to aid others in the sale and possession of contraband cigarettes in the early 1990s, Northern Brands is required to pay a fine of $75 million Canadian. Northern Brands was created in 1992 for the purpose of transacting all sales of RJR-Macdonald tobacco products in the United States. Northern Brands ceased being an operating company in 1997.
Web Disclosure
RAI’s Web site, www.ReynoldsAmerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the Web site as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.ReynoldsAmerican.com to receive alerts when news about the company has been posted.
R.J. Reynolds Tobacco Company, an indirect subsidiary of Reynolds American Inc. (NYSE: RAI), is the second-largest tobacco company in the United States, manufacturing about one of every three cigarettes sold in the country. The company’s brands include five of the 10 best-selling U.S. cigarette brands: Camel, Pall Mall, Winston, Kool and Doral. For more information, visit www.RJRT.com.
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